Exhibit 99.3

400 West Market Street Suite 1800 Louisville, KY 40202-3352 (502) 587-3400 (502) 587-6391 FAX

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To Each of the Persons Listed

on Schedule A Attached Hereto

RE:	Kentucky State Constitutional Issues Related to Kentucky Power Cost Recovery LLC Series 2025 Senior Secured Recovery Bonds

Ladies and Gentlemen:

We have served as special counsel to Kentucky Power Company, a Kentucky corporation (“Kentucky Power”), in connection with the issuance and sale on the date hereof by Kentucky Power Cost Recovery LLC, a Delaware limited liability company (the “Issuer”), of $477,749,000 aggregate principal amount of the Issuer’s Series 2025 Senior Secured Recovery Bonds (the “Bonds”), which are more fully described in the Prospectus dated [•], 20[•]. The Bonds are being sold pursuant to the provisions of the Underwriting Agreement dated [•], 2025 among Kentucky Power, the Issuer, and Jefferies LLC, as representative of the underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”). The Bonds are being issued pursuant to the provisions of the Indenture (the “Original Indenture”) dated as of the date hereof, as supplemented by the Series Supplement dated as of the date hereof (together with the Original Indenture, the “Indenture”), among the Issuer, U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”), and U.S. Bank National Association, as securities intermediary. Under the Indenture, the Indenture Trustee holds, among other things, Cost Recovery Property as described below as collateral security for the payment of the Bonds. All capitalized terms used herein and not otherwise defined shall have the meaning specified in Appendix A to the Indenture unless the context clearly indicates otherwise.

“Cost Recovery Property” means the “securitized property” as defined in Chapter 278 of Kentucky’s Title XXIV Public Utilities law at KRS 278.670(19), that was created in favor of Kentucky Power, pursuant to a financing order dated January 10, 2024 (the “Initial Financing Order”) and a restated financing order dated April 11, 2025 (the “Financing Order”) issued by the Public Service Commission of Kentucky (the “Commission”) in Case No. 2023-00159. The Cost Recovery Property was assigned to the Issuer pursuant to the provisions of the Purchase and Sale Agreement (the “Sale Agreement”) dated as of the date hereof between Kentucky Power and the Issuer in consideration for the payment by the Issuer to Kentucky Power of the proceeds of the sale of the Bonds, net of certain issuance costs. The Cost Recovery Property includes the right to impose, bill, charge, collect and receive certain “nonbypassable” “securitized surcharges” (each as defined in the Securitization Act) described in the Financing Order (the “Charges”), in an amount sufficient to repay, finance, or refinance the Bonds.

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The Charges may be periodically adjusted, in the manner authorized in the Financing Order, in order to enhance the probability that the revenues received by the Issuer from the Charges are sufficient to (i) amortize the Bonds pursuant to the amortization schedule to be followed in accordance with the provisions of the Bonds and the Indenture, (ii) pay interest thereon and related fees and expenses, and (iii) maintain the required reserves for the payment of the Bonds.

Kentucky Power, on March 28, 2025, filed a motion in Case No. 2023-00159 to “address changes in guidance from the United States Securities and Exchange Commission and the nature of the advisors assisting the Commission with the securitization process.”1 On April 11, 2025, the Commission issued the Financing Order in response to Kentucky Power’s motion in Case No. 2023-00159.2

The period for seeking rehearing of the Financing Order expired on May 5, 2025. In the absence of a timely motion for rehearing, the Financing Order [will become][became]3 final and nonappealable on May 15, 2025.

“Securitization Act” is defined for purposes of this Opinion as the provisions of KRS 278.670 to KRS 278.696 and KRS 65.114.

In connection with the Securitization Act, KRS 65.114(2)–(3) provides:

“(2) Any determination of the commission made in connection with any financing order and any financing order of the commission issued pursuant to this subsection shall be a binding, irrevocable, and final order of the commission, and binding on the commission and the Commonwealth. The Commonwealth and its agencies, including the commission, pledge and agree with bondholders, the owners of the securitized property, and other financing parties that the Commonwealth and its agencies shall not undertake any of the

[1]

The Initial Financing Order provided that “[p]ursuant to 278.678(8), the Commission is prohibited from taking any action that would amend, modify, or terminate this Financing Order by any subsequent action ….” The limitations imposed by KRS 278.678(8) on the Commission’s authority to “amend, modify, or terminate” the Initial Financing Order arise upon the earlier of “the time of any transfer of securitized property to an assignee or the issuance of securitized bonds authorized thereby….” We have assumed for purposes of this Opinion that there has been no transfer of securitized property or issuance of securitized bonds.

[2]

KRS 278.672(3) prohibits the Commission from accepting an application for a financing order under the Securitization Act after December 31, 2024. Kentucky Power filed its motion for the Financing Order on March 28, 2025, in the proceeding giving rise to the Initial Financing Order. The motion was not styled an application pursuant to KRS 278.672 nor was it deemed an application by the Commission. We are unaware of any published Kentucky precedent indicating whether the motion should have been treated as an application by the Commission and, therefore, have assumed for purposes of this Opinion that the date of the Initial Financing Order is controlling and that the Financing Order is not as a result barred by KRS 278.672(3).

[3]	Confirm based on date of closing.

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prohibited actions listed in this subsection. This subsection shall not preclude limitation or alteration, if full compensation is made by law for the full protection of the securitized surcharges collected pursuant to a financing order and of the bondholders, any assignee, or financing party entering into a contract with the electric utility. The Commonwealth and its agencies, including the commission, shall not:

(a) Alter the provisions of KRS 278.670 to 278.696 and 65.114 which authorize the commission to create an irrevocable contract right or right to sue by the issuance of a financing order creating securitized property, making the securitized surcharges imposed by a financing order irrevocable, binding, or affecting the nonbypassable charges for all existing and future retail customers of the electric utility;

(b) Take or permit any action that impairs or would impair the value of securitized property or the security for the securitized bonds or revises the securitized costs for which recovery is authorized;

(c) In any way impair the rights and remedies of the bondholders, assignees, and other financing parties; and

(d) Except for changes made pursuant to the formula-based true-up mechanism authorized under KRS 278.678, reduce, alter, or impair securitized surcharges that are to be imposed, billed, charge[d], collected, and remitted for the benefit of the bondholders, any assignee, and any other financing parties until any and all principal, interest, premium, financing costs, and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related securitized bonds have been paid and performed in full.

(3) Any person or entity that issues securitized bonds may include the language specified in this subsection in the securitized bonds and related documentation.”

The language immediately above, including paragraph (2) in the block quote above, is referred to in this Opinion as the “State Pledge.” As authorized by the foregoing statutory provision and the Financing Order, the language of the State Pledge has been included in the Indenture and in the Bonds. The term “Prohibited Actions” is used to refer to the actions listed in KRS 65.114(2)(a)-(d).

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Excepted from the pledge and agreement of the Commonwealth and its agencies, including the Commission, are an alteration or limitation arising in connection with any Prohibited Action “if full compensation is made by law for the full protection of the securitized surcharges collected pursuant to a financing order” issued pursuant to the Securitization Act and full protection of “the bondholders, any assignee, or financing party entering into a contract with the electric utility.”4

In connection with rendering the opinions set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Sale Agreement; (ii) the Indenture; (iii) the Registration Statement on Amendment 1 to Form SF-1 of the Issuer; (iv) the Securitization Act and related public records referenced herein; (v) the Financing Order, (vi) the Servicing Agreement by and between the Issuer and Kentucky Power dated as of the date hereof; and (vii) such other documents relating to the transactions contemplated thereby as we have deemed necessary or advisable as the basis for such opinions. For purposes of this opinion letter (this “Opinion”), “Transaction Documents” means the above referenced documents and “Transaction” means the transactions contemplated by the Transaction Documents.

Assumptions

For purposes of rendering this Opinion, we assumed the following:

1. The legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, for purposes of this Opinion we have assumed (a) that the parties to such documents have the power, corporate or other, to enter into and perform all obligations thereunder, and (b) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, including the Transaction Documents, and the validity and binding effect thereof.

2. [In accordance with our separate legal opinion of even date herewith as to the Financing Order, the Financing Order was duly authorized and issued by the Commission in accordance with applicable Kentucky statutes, rules and regulations; the Financing Order and the process by which it was issued comply with applicable Kentucky statutes, rules, and regulations; and that the Financing Order is in full force and effect and is final and nonappealable.]5

3. The parties to the Transaction Documents and their successors and assigns will (i) act in good faith and in a commercially reasonable manner in the exercise of any rights or enforcement of any remedies under the Transaction Documents; (ii) not engage in any conduct in the exercise of such rights or enforcement of such remedies that would constitute other than fair dealing; and (iii) comply with the requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Transaction Documents.

[4]	KRS 65.114(2).
[5]	To be confirmed.

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4. The exercise of any rights or enforcement of any remedies under the Transaction Documents would not be unconscionable, result in a breach of the peace or otherwise be contrary to public policy.

5. The Issuer and all parties to the Transaction Documents are operating, and will continue to operate, in accordance with all applicable federal, state and local laws.

6. The Transaction Documents accurately reflect the complete understanding of the parties with respect to the transactions contemplated thereby and the rights and obligations of the parties thereunder and the Transaction Documents have not been amended, modified, or supplemented, directly or indirectly, by any other agreement or understanding of the parties or waiver of any of the material provisions of the Transaction Documents.

7. That any legislation enacted by the General Assembly of the Commonwealth of Kentucky (the “General Assembly”), or supplemental order adopted by the Commission, impairing the value of the Bonds would constitute a “substantial” modification of the provisions of the Securitization Act or the Financing Order that provide support for the Bonds (and is done without providing full compensation for the Bondholders). The determination of whether particular governmental action of a legislative character constitutes a substantial impairment of a particular contract is a fact-specific analysis, and nothing in this Opinion expresses any opinion as to how a court would resolve the issue of “substantial impairment” with respect to the Bonds in relation to any particular action of a legislative character by the General Assembly or the Commission being challenged.

In addition, we have made no independent investigation of the facts referred to herein, and with respect to such facts we have relied, for purposes of rendering this Opinion, and except as otherwise expressly stated herein, exclusively on the statements contained and matters provided for in the Transaction Documents and such other documents relating to the Transaction as we have deemed advisable, including the factual representations, warranties and covenants contained therein as made by the respective parties thereto.

Opinions Requested

You have requested our opinion as to:

1. Whether the Securitization Act was duly enacted by the General Assembly in accordance with applicable Kentucky laws and is in full force and effect; whether we are aware of any constitutional infirmities with respect to the Securitization Act; and whether, to our knowledge, the validity of the Securitization Act (insofar as it relates to the Transaction) is the subject of any pending appeal or litigation.

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2. Whether the State Pledge unambiguously indicates the intent of the Commonwealth of Kentucky (the “Commonwealth”) to be bound with the Holders and supports the conclusion that, for purposes of the Contracts Clause of the Kentucky Constitution6 (the “Kentucky Contracts Clause”), the State Pledge constitutes a binding contractual relationship between the Commonwealth and the Holders. Further, whether (subject to the assumption that any impairment be “substantial”), a reviewing court of competent jurisdiction would hold that the Commonwealth and its agencies, including the Kentucky Public Service Commission, could not constitutionally repeal or amend the Securitization Act or take any other action contravening the State Pledge and creating an impairment (without, as the Securitization Act requires, providing full compensation by law for the full protection of the Charges to be collected pursuant to the Financing Order and full protection of the Holders).

3. Whether a reviewing court of competent jurisdiction would hold that the Cost Recovery Property is protected by the Takings Clause of the Kentucky Constitution7 (the “Kentucky Takings Clause”), and that therefore the Commonwealth would be required to pay just compensation to Holders, as determined by such court, if the General Assembly repealed or amended the Securitization Act or took any other action contravening the State Pledge, if doing so constituted a permanent appropriation of a substantial property interest of the Holders in the Cost Recovery Property and deprived the Holders of their reasonable expectations arising from their investments in the Bonds (a “Substantial Taking”).

Confirmation

We confirm that, to our knowledge, based solely on our discussion below and our review of the public records and inquiries described below, and subject to the other qualifications, limitations, and assumptions set forth in this Opinion:

1.

The Securitization Act was enacted by the General Assembly in accordance with the Kentucky Constitution. Further, we are not aware of any Kentucky constitutional infirmities with respect to the Securitization Act. Finally, the validity of the Securitization Act (insofar as it relates to the Transaction), is not the subject of any pending appeal or litigation.

Opinions

Based on our discussion below and our review of the relevant judicial authority cited below, and subject to the qualifications, limitations, and assumptions set forth in this Opinion (including the assumption that any impairment would be “substantial”), it is our opinion that a reviewing court of competent jurisdiction in Kentucky, in a properly prepared and presented case applying Kentucky law:

[6]	KY. CONST. § 19.
[7]	KY. CONST. § 13.

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1. Would conclude the State Pledge unambiguously indicates the Commonwealth’s intent to be bound to the Bondholders, and further, for purposes of the Kentucky Contracts Clause, the State Pledge constitutes a binding contractual relationship between the Commonwealth and the Holders. Further, a reviewing court of competent jurisdiction in Kentucky would hold that the Commonwealth and its agencies, including the Commission, could not constitutionally repeal or amend the Securitization Act or take any other action contravening the State Pledge and creating a substantial impairment (without, as the Securitization Act requires, providing full compensation by law for the full protection of the Charges to be collected pursuant to the Financing Order and full protection of the Holders), unless, notwithstanding the barriers to such a finding described below, such court determines that such impairment clearly is a reasonable and necessary exercise of the Commonwealth’s sovereign powers based upon reasonable conditions and of a character reasonable and appropriate to the significant and legitimate public purpose justifying such action.

2. The Cost Recovery Property is protected by the Kentucky Takings Clause, and that the Commonwealth would be required to pay just compensation to Holders, as determined by such court, if the General Assembly repealed or amended the Securitization Act or took any other action contravening the State Pledge, if such action constituted a Substantial Taking. Takings of financial interests can be particularly difficult to establish in a manner that distinguishes them from constitutionally permissible economic regulation. In examining whether action of the General Assembly or the Commission amounts to a regulatory taking, Kentucky courts will consider the character of the governmental action, the economic impact of the governmental action on the Holders, and the extent to which the governmental action interferes with distinct investment-backed expectations. There is no assurance, however, that any such award of compensation would be sufficient to pay the full amount of principal of and interest on the Bonds.

We note, with respect to the opinion in (1) above, that existing case law indicates that any impairment must necessarily and reasonably be tailored to address a significant public purpose, such as remedying or providing relief for a broad, widespread economic or social problem. The cases also indicate that the justification for any impairment would be subjected to a higher degree of scrutiny if the action by the General Assembly impairs a contract to which the Commonwealth is a party and involves the financial or other self-interest of the Commonwealth, as contrasted to a contract solely between private parties.

We are not aware of any reported controlling judicial precedents that are directly on point with respect to the questions raised above. Accordingly, our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances. We cannot predict the facts and circumstances that will be present in the future and may be relevant to the resolution of the issues embodied in the opinions above. Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusions that we believe current judicial precedent supports.

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This Opinion is limited to the state laws of the Commonwealth and does not address issues of federal law. Our opinions are based upon our evaluation of existing judicial decisions and arguments related to the factual circumstances in the Transaction Documents and as described in our discussion below; such precedents and such circumstances could change materially from those discussed below in this Opinion. Accordingly, such opinions are intended to express our belief as to the result that should be obtainable through the proper application of existing judicial decisions in a properly prepared and presented case. It is our and your understanding that none of the foregoing opinions within this Opinion is intended to be a guaranty as to what a particular court would actually hold; rather each such opinion is only an expression as to the decision a court ought to reach if the issue were properly prepared and presented to it and the court followed what we believe to be the applicable legal principles under existing judicial precedent. The recipients of this Opinion should take these considerations into account in analyzing the risks associated with the Transaction.

Discussion

A. Background – The Securitization Act and Financing Order

The Securitization Act expressly characterizes the cost recovery property specified in a financing order as “an existing, present, intangible property right or interest therein....”8 It further provides that the cost recovery property specified in a financing order “exists until the securitized bonds issued pursuant to the financing order are paid in full and all financing costs and other costs have been recovered in full.”9

KRS 278.694(2) provides that securitized bonds are not a debt, general obligation, or special obligation of the Commonwealth or its political subdivisions, agencies, or instrumentalities. Securitized bonds also do not obligate the Commonwealth or its political subdivisions, agencies, or instrumentalities to levy a tax or make an appropriation for payment of securitized bonds other than in their capacity as consumers of electric energy.10 All securitized bonds are required to carry a legend on their face to the effect that “[n]either the full faith and credit nor the taxing power of the Commonwealth is pledged to the payment of the principal of, or interest on, this bond.”11

KRS 278.678(8) provides that upon the occurrence of the earlier of the transfer of cost recovery property to an assignee, or the issuance of securitized bonds pursuant to the Securitization Act, a financing order issued pursuant to the Securitization Act “shall be irrevocable and, except for changes made pursuant to a formula-based true-up mechanism” in accordance with the Securitization Act, the Commission shall not:

[8]	KRS 278.684(1).
[9]	KRS 278.684(2).
[10]	KRS 278.694(3).
[11]	Id.

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(a) Amend, modify, or terminate the financing order by any subsequent action; or

(b) Reduce, impair, postpone, terminate, or otherwise adjust securitized surcharges approved in the financing order.

The Financing Order found that:

(i) The Commission’s obligations under this Financing Order relating to the securitized bonds, including the specific actions the Commission guarantees to take, are direct, explicit, irrevocable, and unconditional upon issuance of the securitized bonds, and are legally enforceable against the Commission, a United States public sector entity.12

(ii) The approval of this Financing Order, including the true-up provisions, by the Commission constitutes a guarantee of state regulatory action to ensure repayment of the securitized bonds and associated costs.13

B. Enactment and Facial Constitutionality of the Securitization Act; Confirmation of Absence of Litigation as to Validity

This section of this Opinion addresses three matters: (i) whether the Securitization Act, as contained in Senate Bill (“SB”) 192, was enacted in conformity with the Kentucky Constitution; (ii) whether we are aware of any infirmities under the Kentucky Constitution with respect to the Securitization Act; and (iii) whether we are aware of any pending appeal or litigation as to the validity of the Securitization Act (insofar as it relates to the Transaction).

1.	Enactment of the Securitization Act under Kentucky’s Constitution

The proceedings of the 2023 General Assembly and actions of Governor Andy Beshear detailed below are based upon our review of the Kentucky Legislative Research Commission’s online “2023 Regular Session Record” for SB 192.14 We did not independently review any other extrinsic evidence of the proceedings of the 2023 General Assembly or Governor Beshear’s actions.

We are informed by the Kentucky Legislative Research Commission, the administrative arm of the General Assembly, that the journals of the Kentucky Senate and the Kentucky House of Representatives, as provided for by Section 40 of the Kentucky Constitution, have yet to be published.15 The House and Senate Journals comprise the official daily records of the proceedings in each chamber during a session of the General Assembly, including roll call votes on all bills, motions, and referral.

[12]	Financing Order, Conclusions of Law, at ¶ 42.
[13]	Financing Order, Conclusions of Law, at ¶43.
[14]	https://apps.legislature.ky.gov/record/23rs/sb192.html.
[15]

The most recent publicly available Senate and House Journals relate to the 2017 Session of the General Assembly. https://legislature.ky.gov/LRC/Publications/Pages/default.aspx#:~:text=%E2%80%8BHouse%20Journal%20and%20Senate,bills%2C%20motions
%2C%20and%20referrals.&text=%E2%80%8BKentucky%20Administrative%20Regulations%20Service,into%20action%20by%20administrative
%20agencies.

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SB 192 was filed in the Senate during the 2023 Regular Session of the General Assembly on February 21, 2023. It was entitled “An Act relating to investor-owned electric utilities.” Sections 1-13 and Section 15 of SB 192 created those new sections of Chapter 278 of the Kentucky Revised Statutes comprising the Securitization Act. Section 14 of SB 192 embodied the State Pledge.

SB 192 was assigned to the Senate Committee on Committees on February 21, 2023. On February 23, 2023, SB 192 was assigned to the Senate Natural Resources and Energy Committee. It was reported favorably out of the Natural Resources and Energy Committee on March 1, 2023, in accordance with Section 46 of the Kentucky Constitution and received its first reading before the Senate that day. SB 192 received its Second Reading before the Senate on March 2, 2023. The following day it was posted for passage by the Senate for March 7, 2023.

Floor Amendment 1 to SB 192 was filed on March 7, 2023 prior to SB 192 receiving its Third Reading or being considered by the Kentucky Senate for passage. Floor Amendment 1 to SB 192 amended Sections 1-6, Sections 9-11, and Section 14 of SB 192.

SB 192, as amended by Floor Amendment 1 received its Third Reading on March 8, 2023, in accordance with Section 46 of the Kentucky Constitution. It was presented on March 8, 2023, for vote by the Senate with a quorum present as calculated in accordance with Section 37 of the Kentucky Constitution. SB 192 as amended by Floor Amendment 1 received 35 “yea” votes and zero “no” votes. The vote satisfied Section 46 of the Kentucky Constitution which mandates that any bill must receive two-fifths of the 38 members16 elected to the Senate and a majority of the members voting.

SB 192, as amended by Floor Amendment 1, was received by the Kentucky House of Representatives on March 8, 2023, in the House Committee on Committees. SB 192 as amended by Floor Amendment 1 was assigned to the House Natural Resources and Energy Committee on March 10, 2023. It was taken from the House Natural Resources and Energy Committee and received its First Reading before the House on March 13, 2023. It received its Second Reading before the House on March 14, 2023. SB 192, as amended by Floor Amendment 1 was placed on the House Orders of the Day on March 15, 2023. SB 192 as amended by Floor Amendment 1 on March 16, 2023, received 97 “yea” votes and zero “no” votes. The House vote satisfied Section 46 of the Kentucky Constitution which mandates that any bill must receive two-fifths of the 100 members17 elected to the House and a majority of the members voting.

[16]	KY. CONST. § 35.
[17]	Id.

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SB 192 as amended by Floor Amendment 1 was received by Kentucky Senate on March 16, 2023 and enrolled there in accordance with the procedure specified in Section 56 of the Kentucky Constitution. The President of the Senate thereafter affixed his signature to the bill as amended that day. That same day, SB 192 as amended by Floor Amendment 1 was delivered to the Kentucky House of Representatives, where it was enrolled in accordance with the procedure specified in Section 56 of the Kentucky Constitution. It was signed by the Speaker of the Kentucky House of Representatives on March 16, 2023.

The Clerk of the House of Representatives presented SB 192 as amended by Floor Amendment 1 to the Governor on that same day in accordance with Section 56 of the Kentucky Constitution. The Governor signed SB 192 as amended by Floor Amendment 1 on March 23, 2023, in accordance with Section 88 of the Kentucky Constitution, and within the ten days provided for by Section 88 of the Constitution.

The 2023 Regular Session of the General Assembly adjourned sine die on March 30, 2023.18 SB 192 as amended by Floor Amendment 1 became effective on June 29, 2023, in accordance with Section 55 of the Kentucky Constitution.19

2.	Absence of Kentucky Constitutional Infirmities of the Securitization Act

The constitutionality of acts of the General Assembly have been challenged for a variety of reasons under Kentucky law, including, but not limited to, issues relating to due process, equal protection, open courts, and separation of powers. Although two Kentucky constitutional challenges—the first relating to the legislation’s subject and title and the second relating to whether it constitutes “special legislation”—could apply to the Securitization Act, it is our opinion that it is unlikely a Kentucky court would find the Securitization Act unconstitutional on either of those bases.

The Kentucky Constitution provides that “[n]o law enacted by the General Assembly shall relate to more than one subject, and that shall be expressed in the title.”20 The purpose of Section 51 “was to prevent the evil that had grown up of legislating in one act upon as many distinct and wholly disconnected subjects as the legislative body saw fit, without any indication in the title of the act as to what its contents might be.”21 Before the adoption of Section 51, the General Assembly “legislate[d] upon a multiplicity of unrelated subjects which were neither remotely germane to, or in any wise connected with, the one or ones named in the title.”22 “As long as the title of the act is not false or misleading, then it is constitutional.”23 “The title need only furnish

[18]	Op. Att’y Gen. 23-3 (April 4, 2023).
[19]	Id.
[20]	KY. CONST. § 51.
[21]	Talbott v. Laffoon, 79 S.W.2d 244, 246 (Ky. 1934).
[22]	Id.
[23]	Yeoman v. Com., Health Pol’y Bd., 983 S.W.2d 459, 476 (Ky. 1998).

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general notification of the general subject in the act. If the title furnishes a ‘clue’ to the act’s contents, it passes constitutional muster.”24 Here, the only subject of the legislation creating the Securitization Act was the financing of extraordinary or deferred costs by investor-owned electric utilities, including the State Pledge required to implement that financing, while the title of the legislation was “AN ACT relating to investor-owned utilities.”25

Sections 5926 and 6027 of the Kentucky Constitution prohibit “local” or “special” legislation. “A ‘local law’ is one whose operation is confined within territorial limits other than those of the whole state, or any properly constituted class or locality therein.”28 Here, because the Securitization Act’s application is statewide, it is not a local act. “Special legislation is defined as arbitrary and irrational legislation that favors the economic self-interest of the one or the few over that of the many.”29 “The distinction between a general and a special law” is that a “statute which relates to persons or things as a class is a general law, while a statute which relates to particular persons or things of a class is special.”30

“The primary purpose of Kentucky Constitution Section 59 [and 60] is to prevent special privileges, favoritism and discrimination, and assure equality under the law.”31 “A special law is legislation which arbitrarily or beyond reasonable justification discriminates against some persons or objects and favors others”32 or which favors a special interest to the detriment of the rest of society.”33 In order for a law in its constitutional sense to be general rather than “special”: “(1) it must apply equally to all in a class, and (2) there must be distinctive and natural reasons inducing and supporting the classification.”34 Here, the Securitization Act applies equally to the entire class—all investor-owned utilities—and there are distinctive and natural reasons supporting the classification. These include eliminating the need for rates to cover the associated return on equity and income tax expenses not paid by electric cooperatives and municipal utilities. A Kentucky court is unlikely to sustain a challenge to the Securitization Act under Kentucky Constitution Sections 59 or 60.

[24]	Com. ex rel. Armstrong v. Collins, 709 S.W.2d 437, 443 (Ky. 1986).
[25]	2023 Kentucky Laws Ch. 72 (SB 192).
[26]

KY. CONST. § 59 provides, in pertinent part: “The General Assembly shall not pass local or special acts concerning any of” various enumerated “subjects” or “purposes.” Subsection 29 provides: “In all other cases where a general law can be made applicable, no special law shall be enacted.”

[27]

KY. CONST. § 60 provides, in pertinent part: “The General Assembly shall not indirectly enact any special or local act by the repeal in part of a general act . . . . No law shall be enacted granting powers or privileges in any case where the granting of such powers or privileges shall have been provided for by a general law, nor where the courts have jurisdiction to grant the same or to give the relief asked for. . . .”

[28]	Ravitz v. Steurele, 77 S.W.2d 360, 364 (Ky. 1934).
[29]	Zuckerman v. Bevin, 565 S.W.3d 580, 599 (Ky. 2018).
[30]	Johnson v. Commonwealth ex rel. Meredith, 165 S.W.2d 820, 825 (Ky. 1942).
[31]	Kentucky Harlan Coal Co. v. Holmes, 872 S.W.2d 446, 452 (Ky. 1994) (overruled on other grounds).
[32]	Bd. of Educ. of Jefferson Cnty. v. Bd. of Educ. of Louisville, 472 S.W.2d 496, 498 (Ky. 1971).
[33]	Yeoman v. Com., Health Policy Bd., 983 S.W.2d 459, 468 (Ky. 1998).
[34]	Id. at 466.

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It is our opinion that the Securitization Act, as embodied in SB 192 as amended by Floor Amendment 1, were enacted in accordance with the applicable provisions of the Constitution of Kentucky.

3.	No Knowledge of Legal Challenges to the Validity of the Securitization Act

Based upon our limited inquiry described below, we are unaware of any pending appeal or litigation challenging the validity of the Securitization Act. The subject matter of pending or concluded Kentucky trial court actions, and whether they involve legal challenges to the Securitization Act in the 57 Kentucky judicial circuits, cannot be discerned from the Kentucky Court of Justice and Administrative Office of the Courts’ CourtNet database. We further reviewed, on April 30, 2025, the Thomson Reuters Westlaw Edge data base for decisions of the Kentucky Court of Appeals, the Kentucky Supreme Court, the United States District Court for the Eastern and Western Districts of Kentucky, and the Court of Appeals for the Sixth Circuit. Based upon these limited inquiries, we did not identify any opinions or orders of those courts challenging the validity of the Securitization Act.

We also contacted an Executive Advisor Attorney for the Commission on April 30, 2025. The Commission’s Executive Advisor Attorney was unaware of any past or pending challenges to the Securitization Act.

C. The Kentucky Contract Clause

Section 19(1) of the Kentucky Constitution provides in pertinent part that “[n]o . . . law impairing the obligation of contracts, shall be enacted.” “The strength of every contract lies in the right of the promisee to rely upon the constitutional security against impairment of its obligations by legislation and in the right to resort to courts of public justice for the redress of its violation.”35

Although the language of Kentucky Contract Clause contains no exceptions, the Kentucky Supreme Court, like federal law, has recognized that the Kentucky Contract clause “does not prevent a state from enacting regulations or statutes which are reasonably necessary to safeguard the vital interests of its people.”36 The Kentucky Contract Clause limits the power of the Commonwealth to modify its own contracts, as well as those between private parties.37

[35]

Bd. of Education of Louisville v. City of Louisville, 157 S.W.2d 337, 343 (Ky. 1941) (“[Pensioners] had a contract with an agency of the Commonwealth of Kentucky entitling them to the benefits for which they had paid.”).

[36]	Maze v. Bd. of Dir. for the Common. Postsecondary Educ. Prepaid Tr. Fund, 559 S.W.3d 354, 369 (Ky. 2018) (internal quotation marks omitted) (“Maze”).
[37]	See id. at 373 (holding that legislation limiting benefits available under existing Kentucky prepaid tuition plan contracts violated state and federal Contract Clauses.).

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The Kentucky Supreme Court held in Maze v. Bd. of Dir. for the Common. Postsecondary Educ. Prepaid Tr. Fund, 559 S.W.3d 354, 372 (Ky. 2018) “that Kentucky jurisprudence takes a more restrictive view of the General Assembly’s power to impose changes to existing contractual benefits than the pronouncements of the federal courts [regarding the federal Contract Clause.]”38

The Kentucky Supreme Court generally follows federal precedent, most recently a three-part test fashioned from the United States Supreme Court’s decision in U.S. Trust Co. v. New Jersey,39 in assessing whether legislation violates the Kentucky Contracts Clause:40

“(1) whether the legislation operates as a substantial impairment of a contractual relationship; (2) if so, then the inquiry turns to whether there is a significant and legitimate public purpose behind the regulation, such as the remedying of a broad and general social or economic problem; and (3) if as in this case, the government is a party to the contract, we examine “whether that impairment is nonetheless permissible as a legitimate exercise of the state’s sovereign powers,” and we determine whether if the impairment is “upon reasonable conditions and of a character appropriate to the public purpose justifying its adoption.”41

In resolving the third part of the analysis, the Maze Court explained “the reasonableness of the impairment is judged on whether the existing contractual obligation of the state ‘had effects that were unseen and unintended by the legislature’ at the time the contract creating those obligations were created.”42 The appropriateness of the legislation creating the impairment in turn is weighed by “whether a less drastic modification could be implemented,” and “whether the state could have achieved its goals without modification.”43

The following Kentucky Contract Clause analysis comprises four subparts: (i) whether the State Pledge indicates the Commonwealth’s intent to be bound to the Holders and supports the conclusion that the State Pledge constitutes a binding contractual relationship between the Commonwealth and the Holders for purposes of the Kentucky Contract Clause; (ii) whether any such binding contract violates the reserved powers doctrine and thus is void; (iii) whether there is a significant and legitimate public purpose for the impairment of the State Pledge; and (iv) the reasonableness of the impairment and whether it is appropriate to the public purpose justifying its adoption.

[38]	Id.
[39]	431 U.S. 1 (1977) (“U.S. Trust”).
[40]	See Maze, 559 S.W.3d at 369.
[41]	Id.
[42]	Id. at 373 (internal quotation marks omitted) (quoting Md. State Teachers Ass’n v. Hughes, 594 F.Supp. 1353, 1362 (D. Md. 1984)).
[43]	Id. (internal quotation marks omitted).

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Under Maze, a party asserting a claim under the Kentucky Contract Clause also is required to demonstrate that any impairment44 constitutes a substantial impairment. As indicated above, that is a fact-specific inquiry and not addressed in this Opinion. Therefore, we assume for purposes of this Opinion that any impairment resulting from a challenged action of the General Assembly would be substantial under the Kentucky Contract Clause.

1.	The Existence Under the Kentucky Contract Clause of a Binding Contract Between the Commonwealth and the Holders

Kentucky law recognizes that the Commonwealth through legislation45 and executive branch action, if authorized by legislation,46 may bind itself by contract. Whether a contract exists is a matter of state law.47 A contract between the Commonwealth and a counterparty will be found to exist under Kentucky law only where the General Assembly’s intent to create a contractual right is clear and unmistakable.48

The party claiming the existence of a contract bears the burden of “overcom[ing] the presumption that a law is not intended to create private contractual or vested rights.”49 In determining the General Assembly’s intent to create a contractual relationship, Kentucky courts first look to the legislative language while giving the words employed their “plain and ordinary meaning.”50 A court may also consider “the circumstances surrounding its enactment or amendment – such as its apparent purpose, context, legislative history, or any other evidence of actual intent.”51

[44]

“Any law which changes the intention and legal effect of the original parties, giving one greater or the other a less interest or benefit in the contract impairs its obligation. The extent of the change is immaterial….” Ky. Utilities Co. v. Carlisle Ice Co., 131 S.W.2d 499, 504 (Ky. 1939).

[45]	Kentucky Emp. Ret. Sys. v. Seven Cntys. Serv., Inc., 580 S.W.3d 530 (Ky. 2019) (“Seven Cntys.”).
[46]	See id. at 539.
[47]	Id. at 542.
[48]

Id. at 543. The Kentucky Supreme Court in Seven Cntys. followed the United States Supreme Court’s “unmistakability doctrine” See U.S. v. Winstar Corp., 518 U.S. 839, 871 (1996). The unmistakability doctrine serves “to avoid unnecessarily infringing on a state legislature’s ability to legislate regarding state sovereign rights unless it is clear beyond any doubt that the legislature meant to give up that right.” Seven Cntys., 580 S.W.3d at 543 (internal quotation marks omitted) (quoting Puckett v. Lexington-Fayette Urb. Cnty. Gov’t, 833 F.3d 590, 600-01(6th Cir. 2016)).

[49]	Id.
[50]	Seven Cntys. 580 S.W.3d at 539.
[51]	Id.

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KRS 65.114(2) on its face provides clear evidence that, in enacting the statutes, the General Assembly intended to create a contractual relationship, binding the “Commonwealth and its agencies, including the Commission,” on the one hand, and the “bondholders, the owners of the securitized property, and other financing parties” on the other.52 Specifically, KRS 65.114(2) employs language couched in the terms of a contract such as “pledge and agree with the bondholders …,” and describes the provisions of the Securitization Act as authorizing the Commission to “create an irrevocable contract right or right to sue…” through issuance of a financing order.53

The language employed by the General Assembly in KRS 65.114(2) appears consistent with an intent to create a contractual relationship between the Bondholders and the Commonwealth with respect to the State Pledge.54 Indeed, the presence of similar language in KRS 164A.705(1) was relied upon by the Kentucky Supreme Court in Maze to support its conclusion that the General Assembly intended to bind itself in contract through the prepaid tuition agreements at issue in that case.55 Conversely, in Seven Cntys. the Kentucky Supreme Court pointed to the absence of any such contract-like language in concluding that the relationship between the retirement system and Seven Counties was not contractual.56

A second aspect of KRS 65.114 underscores the contractual nature of the State Pledge. The statute excepts from the promise on behalf of the Commonwealth not to undertake any of the Prohibited Actions “if full compensation is made by law for the full protection of the securitized surcharges collected pursuant to a financing order and of the bondholders….”57 An agreement to protect both the securitized surcharges and Bondholders in full upon the taking of any of the Prohibited Actions arguably appears more consistent with a contractual as opposed to regulatory framework.

[52]	KRS 65.114(2).
[53]

KRS 65.114(2)(a). The term “irrevocable contract” referenced in KRS 65.114(2)(a) is specifically used to describe the relationship created by the Commission through its issuance of a financing order, and not the broader agreement between the Commonwealth and Bondholders created by the State Pledge. The United States Supreme Court in National R.R. Passenger Corp. v. Atchison Topeka & Santa Fe Ry. Co, 470 U.S. 451, 467 (1985) noted that the statutory use of the term “contract,” particularly when employed to describe the relationship between an agency and a regulated entity, is not always indicative of an intent to bind the sovereign. In so holding, the Court pointed to the absence of any language in the challenged legislation where the United States covenanted or agreed with railroads. Id. at 470. Here, the State Pledge, by contrast, expressly provides that the Commonwealth “pledge[s] and agree[s] with the bondholders, the owners of the securitized property, and other financing parties …” not to undertake the Prohibited Actions (as listed in KRS 65.114(2)(a)-(d)), which include the repeal of the State Pledge.

[54]	KRS 65.114(2) (“any financing order of the commission … shall be … binding on the commission and the Commonwealth.”).
[55]	Maze, 559 S.W.3d at 361, 366.
[56]	Seven Cntys., 580 S.W.3d 539.
[57]	KRS 65.114(2).

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The Maze Court also indicated that “the circumstances surrounding … [the] enactment … [of the State Pledge] – such as its apparent purpose, context, legislative history, or any other evidence of actual intent”58 also are indicative of the General Assembly’s intent to create a contractual relationship through enactment of KRS 65.114. The State Pledge was enacted as part of the same bill establishing the Securitization Act.59 The Securitization Act provides an alternative financing mechanism whereby investor-owned electric utilities may recover in full large “extraordinary or other deferred costs.”60 Utility customers receive two corresponding benefits under the Securitization Act. First, the statute requires that the recovery of the large extraordinary or other deferred costs must be “fair, just, and reasonable, in the public interest, and expected to provide quantifiable net present value benefits to customers as compared with the recovery of the components of securitized costs that would have been incurred absent the issuance of securitized bonds.”61 Second, securitized bonds must be structured and priced so as to produce “the lowest securitized surcharges consistent with market conditions at the time the securitized bonds are priced ….”62 Fundamental to utility customers receiving these benefits is the ability of the issuer to market securitized bonds, which in turn requires that the bondholders reasonable investment-based expectations must be fixed and not subject to later legislative or regulatory action.63

The Securitization Act contains multiple contract-like protections providing these guarantees. These protections include the provision that upon the earlier of the transfer of cost recovery property or the issuance of securitized bonds, the statute provides that a financing order “shall be irrevocable.”64 The Securitization Act further protects the Bondholders by prohibiting the Commission, except through the formula-based true-up mechanism, from altering, modifying, or terminating the Financing Order65 or reducing, impairing, postponing, terminating, or adjusting the securitized surcharges established in the Financing Order66 thereby protecting Bondholders’ reasonable investment-based expectations.

[58]	Id.
[59]	2023 KY. ACTS, ch. 72.
[60]	KRS 278.672(1).
[61]	KRS 278.676(1)(c).
[62]	KRS 278.676(1)(d).
[63]

See U.S. Trust Co., 431 U.S. at 18 (“the purpose of the covenant was to invoke the constitutional protection of the Contract Clause as security against repeal. In return for their promise, the States received the benefit they bargained for: public marketability of … [the bonds].”).

[64]	KRS 278.678(8).
[65]	KRS 278.678(8)(a).
[66]	KRS 278.678(8)(b).

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In sum, there is sufficient evidence to overcome the presumption against statutory contracts and to conclude that the State Pledge creates a binding contractual relationship between the Commonwealth and its agencies, including the Commission, on the one hand, and the Bondholders on the other, for purposes of this Kentucky Contract Clause analysis. We are unaware of any circumstances surrounding the enactment of the Securitization Act suggesting that the General Assembly did not intend to bind contractually the Commonwealth and its agencies through the State Pledge.

2.	Not an Impermissible Attempt by the General Assembly to Contract Away Its Police Powers

Under federal law, the reserved powers doctrine provides that a state may not contract away “the essential attributes of sovereign power necessarily reserved by the States to safeguard the welfare of their citizens.”67 Although no relevant Kentucky authority is identified that expressly employs the term “reserved powers doctrine” or like terms in connection with the Kentucky Contract Clause, Kentucky Contract Clause decisions recognize that notwithstanding the Kentucky Contract Clause, the Commonwealth “cannot contract away its police power or its right to abrogate or annul contracts it has made in contravention of this power.”68 Thus, we believe that Kentucky courts would apply a reserved powers doctrine akin to that under federal law. The reserved powers doctrine would go to the General Assembly’s ability to enact the State Pledge.69

Not every exercise of the police power trumps under the reserved power doctrine the limitations of the Kentucky Contract Clause on the Commonwealth’s subsequent legislative efforts to amend or abrogate the contract, particularly where the Commonwealth is a party to the contract.70 Thus, the former Kentucky Court of Appeals, now the Kentucky Supreme Court, explained that although “some values are enjoyed under an implied limitation, and must yield to the police power, … the implied limitation must have its limits or the contract and due processes clauses are emasculated…. The limits are that the police power may be used so as to invade private property rights only if the legislation bears a real and substantial relation to the public health, safety, morality or some other phase of the general welfare.”71

[67]	U.S. Trust¸ 431 U.S. at 20.
[68]

Commonwealth v. Clark Cnty. Nat’l Bank, 219 S.W. 175, 182 (Ky. 1919) (“although the state may have entered into a contract that would ordinarily be binding upon it, and beyond its power to impair, it may yet avoid a contract so entered into if by the contract the state undertook to part with its police power.”); German Ins. Co. v. Commonwealth, 133 S.W. 793, 795 (Ky. 1911). But see Great-West Life Assurance Co. v. Courier-Journal Printing Co., 288 S.W.2d 639, 642 (Ky. 1956) (characterizing the discussion in German American of the Commonwealth’s inability to contract its police power as “obiter dicta and … not to be regarded as decisive”).

[69]	See U.S. Trust, 431 U.S. at 23-24.
[70]

Maze v. Bd. of Dir. for the Common. Postsecondary Educ. Prepaid Tr. Fund, 559 S.W.3d 354, 372 (Ky. 2018) (“When the State is a party to the contract, ‘complete deference to a legislative assessment of reasonableness and necessity is not appropriate because the State’s self-interest is at stake.’” (quoting U.S. Trust, 431 U.S. at 26)).

[71]	Dep’t for Natural Res. & Envtl. Prot. v. No. 8 Ltd., 528 S.W2d 684, 686 (Ky. 1975).

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Little further express guidance exists in Kentucky case law as to the limitations imposed by the reserved powers doctrine on the General Assembly’s ability to enter into contracts such as the State Pledge. In Maze, the Kentucky Supreme Court examined the limitations imposed by the reserved powers doctrine on the Kentucky Contract Clause as part of its analysis under the third prong of its formulation of the U.S. Trust test, as discussed below.72 That analysis, similar to that identified in No. 8 Ltd., looks at whether the Commonwealth in creating the impairment acted pursuant to its police powers to advance a significant and legitimate public purpose and whether it is appropriate to that public purpose.73

Based on limited existing Kentucky case law, and as addressed below, and as further subject to the limitations described in that discussion, it is our opinion that a Kentucky court would find that the State Pledge does not improperly surrender any reserved powers of the Commonwealth.

3.	Justification for Substantial Impairment

If the impairment of the State Pledge is deemed substantial, a Kentucky court should next examine whether the impairment can be justified by “a significant and legitimate public purpose.”74 Efforts to remedy “broad and general social or economic problem[s],”75 including the elimination of unanticipated windfall profits, can qualify as a significant and legitimate public purpose.76 Moreover, courts typically defer to legislative judgment regarding the necessity and reasonableness for economic and social legislation.77 Conversely, less deference is accorded legislative judgement regarding the necessity and reasonableness of the challenged legislation where the Commonwealth is a party to the contract.78 This is particularly the case where the legislation is designed to protect the public finances,79 or otherwise intended to guard the sovereign’s self-interest.80 Finally, the breadth of the class affected by the impairment may be relevant; legislation impairing the rights and obligations of a narrow class may not qualify as implementing a significant public purpose.81

[72]	559 S.W.3d at 371.
[73]	Id. at 372.
[74]	Id. at 371.
[75]	Id.
[76]	Id.
[77]	U.S. Trust, 431 U.S. at 22-23.
[78]	Maze, 559 S.W.3d at 372.
[79]	Id.
[80]	U.S. Trust, 431 U.S. at 26.
[81]

Allied Structural Steel, 438 U.S. at 248 (“[W]hether or not the legislation was aimed largely at a single employer, it clearly has a narrow focus…. Thus, this law can hardly be characterized, like the law at issue in the Blaisedell case, as one enacted to protect a broad societal interest rather than a narrow class.”).

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The Commonwealth through the State Pledge is expressly a party to the contract created by the State Pledge: “[t]he Commonwealth and its agencies, including the Commission, pledge and agree with the bondholders, the owners of the securitized property, and other financing parties” not to undertake the Prohibited Actions.82 Given the nature of the State Pledge, a Kentucky court reviewing under Maze the justification for action by the General Assembly impairing the State Pledge is unlikely to conclude it was intended to protect the Commonwealth’s financial self-interest as was the case in Maze and U.S. Trust. But, in Allied Structural Steel Co.,83 the absence of such a direct financial self-interest did not serve to validate the Minnesota legislature’s judgment as to the necessity of legislation affecting private employers’ funding obligations under employer-sponsored pension plans.84 Moreover, it is our understanding that Kentucky Power is the only utility to receive a financing order under the Securitization Act and that statutory time period for filing an application with the Commission for a financing order expired December 31, 2024.85 Thus, any action by the General Assembly modifying or repealing the State Pledge would by necessity be directed at a single utility – Kentucky Power – and consistent with Allied Structural Steel – “can hardly be characterized … as one enacted to protect a broad societal interest….”86

4.	Reasonableness and Appropriateness of an Exercise by the Commonwealth of its Sovereign Powers to Substantially Impair the State Pledge

Where, as here, the Commonwealth is a party to the contract, a Kentucky court examining the State Pledge under the Kentucky Contract Clause will finally look to whether the subsequent legislation impairing State Pledge constitutes a legitimate exercise of the Commonwealth’s authority as a sovereign.87 That determination depends on whether “the adjustment of ‘the rights and responsibilities of contracting parties [is based] upon reasonable conditions and [is] of a character appropriate to the public purpose justifying [the legislation’s adoption].’”88

The determination of the reasonableness of the conditions imposed by the subsequent legislation looks to whether “the existing contractual obligations of the state ‘had effects that were unforeseen and unintended by the legislature’ at the time the contract creating those obligations were [sic] created.”89 The appropriateness of the subsequent impairment is judged based on “‘whether a less drastic modification could have been implemented’ and second, ‘whether the state could have achieved its goals with [the less drastic] modification.’”90

[82]	KRS 65.114(2) (emphasis supplied).
[83]	438 U.S. 234 (1978) (“Allied Structural Steel”).
[84]	438 U.S. at 248.
[85]	278.672(3) (“The commission shall not accept for filing an application tendered pursuant to this section after December 31, 2024.”).
[86]	Allied Structural Steel, 438 U.S. at 248.
[87]	Maze, 559 S.W.3d at 372.
[88]	Id. (quoting U.S. Trust, 431 U.S. at 22).
[89]	Id. at 373 (quoting Md. State Teachers Ass’n v. Hughes, 594 F. Supp. 1353, 1362 (D. Md. 1984)).
[90]	Id.

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Lesser deference again is provided the General Assembly’s judgment of the reasonableness and appropriateness of the subsequent adjustment of contractual rights and obligations where the Commonwealth is a party to the contract, at least where the adjustment lessens the Commonwealth’s financial obligation under the original agreement.91 Finally, the Maze Court indicated that an alternative to the subsequent legislative impairment need not fully remedy the unforeseen or unintended consequences of the original terms of its agreement for a Kentucky court to conclude that the impairment was unreasonable or inappropriate.92

Although there is no Kentucky authority addressing what constitutes an unintended or unforeseen effect in a context analogous to the Securitization Act, the Court in Maze indicated that where the Commonwealth’s contract was intended to provide certain financial benefits to the non-Commonwealth contract counterparty, in this instance analogous to the Bondholders’ recovery in full of the Securitized Costs in accordance with the original and unmodified formula-based true-up mechanism, it would be “self-contradictory”93 for the Commonwealth to claim that the provision of those promised financial benefits was unforeseen.

Further, while the character and extent of any legislative or regulatory impairment of the State Pledge cannot be known at this time, we can reasonably assume that there would exist at the time of any such impairment, less drastic remedies other than some future modification or repeal of the Securitization Act or the Financing Order that constitutes a “substantial” modification of the provisions of the Securitization Act or the Financing Order that provide support for the Bonds.

Accordingly, we conclude a reviewing court in of competent jurisdiction in Kentucky would hold that the Commonwealth and its agencies, including the Commission, could not constitutionally repeal or amend the Securitization Act or take any other action contravening the State Pledge and creating a substantial impairment (without, as the Securitization Act requires, providing full compensation by law for the full protection of the Charges to be collected pursuant to the Financing Order and full protection of the Holders), unless, overcoming the foregoing barriers to such a finding, the court found that the impairment clearly is a reasonable and necessary exercise of the Commonwealth’s sovereign powers based upon reasonable conditions and of a character reasonable and appropriate to the significant and legitimate public purpose justifying such action.

[91]	Id.
[92]

Id. (“While it is likely true that the Commonwealth could not have achieved the same level of savings, $20.1 million dollars, without modification of the KAPT agreements, there are, in fact, other last drastic modifications which could have been made….”).

[93]

Maze, 559 S.W.3d at 373 (“[T]he fundamental purpose of the KAPT program was to protect against tuition inflation at state universities, and so, it is self-contradictory to claim that tuition inflation was unforeseen at the time of the creation of the program.”).

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D. Kentucky Takings Clause

The Kentucky Takings Clause provides that no man’s property shall “be taken or applied to public use without the consent of his representatives, and without just compensation being previously made to him.”94 The Kentucky Constitution further provides that any person or corporation who has “the privilege of taking private property for public use, shall make just compensation for property taken, injured or destroyed by them; which compensation shall be paid before such taking.”95 Kentucky courts utilize federal takings jurisprudence in analyzing whether an interference with someone’s property interests amounts to a constitutional taking.96

Parties claiming a taking must show they have a property interest compensable under the Kentucky Takings Clause.97 That interest may be tangible or intangible, including, for example contract rights under a franchise.98 The existence of property interests is often determined by reference to sources such as state law,99 and in Kentucky, a “protected property interest” is “defined by existing rules or understandings that stem from an independent source such as state law—rules or understandings that secure certain benefits and that support claims of entitlement to those benefits.”100 KRS 278.684(1) explicitly provides: “All securitized property that is specified in a financing order constitutes an existing, present, intangible property right or interest therein . . . .”

Kentucky courts have recognized that “the concept of ‘taking’ has evolved over the years to include regulatory interference with one’s use or enjoyment of his property,” such as when a property owner “has been called upon to sacrifice all economically beneficial uses in the name of the common good, that is, to leave his property economically idle, he has suffered a taking.”101 Regulatory takings challenges are generally governed by the test set forth in Penn Central Transportation Co. v. City of New York, 438 U.S. 104 (1978).102 “[A]mong the factors of particular significance in the inquiry are the economic impact of the challenged action and the extent to which it interferes with reasonable investment-backed expectations.”103

[94]	KY. CONST., Bill of Rights, § 13.
[95]	KY. CONST. § 242.
[96]	Doe v. Dean, 699 S.W.3d 185 (Ky. 2024); Com., Nat. Res. & Env’t Prot. Cabinet v. Stearns Coal & Lumber Co., 678 S.W.2d 378 (Ky. 1984).
[97]	Bobbie Preece Facility v. Com., Dep’t of Charitable Gaming, 71 S.W.3d 99 (Ky. App. 2001).
[98]	Bloxton v. State Highway Comm’n, 8 S.W.2d 392, 394 (Ky. 1928); Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1003 (1984).
[99]	Bd. of Regents of Kentucky Cmty. & Tech. Coll. Sys. v. Farrell, 443 S.W.3d 12, 22 (Ky. App. 2014).
100	Kentucky Cent. Life Ins. Co. v. Stephens, 897 S.W.2d 583, 590 (Ky. 1995) (quoting Bd. of Regents of State Colls. v. Roth, 408 U.S. 564 (1972)).
101	Bobbie Preece, 71 S.W.3d at 103 (quoting Lucas, 505 U.S. at 1019); see also Stearns Coal, 678 S.W.2d at 381.
102	Stearns Coal, 678 S.W.2d at 381; Doe v. Dean, 699 S.W.3d at 196.
103

Com. v. DLX, Inc., 42 S.W.3d 624, 626 (Ky. 2001) (quoting Williamson Cnty. Reg’l Planning Comm’n v. Hamilton Bank, 473 U.S. 172, 190–91 (1985) (overruled by Knick v. Twp. of Scott, 588 U.S. 180 (2019)).

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The first Penn Central factor examines the economic impact of the regulation on the claimant. The proposition that “a diminution in property value, standing alone, can establish a taking” has been “uniformly rejected.”104

The purpose of the second Penn Central factor—consideration of investment-backed expectations—is to limit recoveries to property owners who can demonstrate that they invested in their property in reliance on a state of affairs that did not include the challenged regulation.105 The burden under this factor of showing interference with reasonable, investment-backed expectations is a heavy one.106 “[U]nilateral expectations and abstract needs are not sufficient to raise takings concerns,”107 and “legislation readjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations.”108 “[I]n other words, to sustain a takings claim, the claimant must show that it had a “reasonable expectation” at the time the contract was entered into that the contract “would proceed without possible hindrance” arising from changes in government policy.109 The property “owner must be deprived of a portion of the ‘bundle of rights’ in the property that existed when he obtained title to the property.”110

The third Penn Central factor requires the court to “analyze the character of the government action, specifically, whether “the action is a physical invasion versus a public program adjusting the benefits and burdens of economic life to promote the common good.”111 For example, if a government action is functionally equivalent to an eminent domain action, in which government directly appropriates private property or ousts the owner from all or part of his domain, a taking may more readily be found.112 Where, however, the regulation promotes a “common good” through regulations “reasonably related ‘to the public health, safety, morals, or general welfare,’” then a taking is less likely to be found.113

104	Nettles v. Energy & Env’t Cabinet, 2018-CA-1382, 2020 WL 1816000, at *3 (Ky. App. Apr. 10, 2020) (quoting Penn Central, 438 U.S. at 131).
105	Doe, 699 S.W.3d at 196.
106

Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470, 493 (1987); Bobbie Preece Facility, 71 S.W.3d at 102 (“A party challenging a governmental action as amounting to an unconstitutional taking bears a rather hefty burden.”).

107	Tenn. Scrap Recyclers Ass’n v. Bredesen, 556 F.3d 442, 456–57 (6th Cir. 2009) (citing Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1005–06 (1984)).
108	Usery v. Turner Elkhorn Mining Co., 428 U.S. 1, 16 (1976).
109	Chang v. United States, 859 F.2d 893, 897 (Fed. Cir. 1988).
110	Bobbie Preece Facility, 71 S.W.3d at 104 (citing Lucas, 505 U.S. at 1027) (emphasis omitted).
111	Stearns Coal, 678 S.W.2d at 381 (citing Penn Central, 438 U.S. 104).
112	See, e.g., Com., Dep’t of Transp., Bureau of Highways v. Knieriem, 707 S.W.2d 340, 341 (Ky. 1986); Com. v. Tate, 181 S.W.2d 418, 419 (Ky. 1944).
113

Doe v. Dean, 699 S.W.3d at 197 (quoting Sebastian-Voor Properties, LLC v. Lexington-Fayette Urb. Cnty. Gov’t, 265 S.W.3d 190, 193 (Ky. 2008) (citing Village of Euclid v. Ambler Realty Co., 272 U.S. 365, 395 (1926))).

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We are not aware of any case law that addresses the applicability of the Kentucky Takings Clause in the context of a purported exercise by Kentucky of its police power to abrogate or impair contracts otherwise binding on the Commonwealth. The Kentucky Supreme Court has, however, recognized a distinction between the Commonwealth’s exercise of eminent domain and its exercise of the police power. “The state may in the valid exercise of its police power incidentally restrict the property rights of individuals for the common good without payment. Yet the state is limited in the proper use of its power. The crux of that limitation is the notion that the action taken must bear a real and substantial relationship to the public health, safety, morality or some other phase of the general welfare,” which means the “purpose of the legislation and the policy behind it must be examined.”114 “Regulation via the police power “is authorized only if it does not go too far, then it will be recognized as a taking.”115 While the “valid exercise of police power is not unconstitutional merely because it deprives a property owner of the most beneficial use of the property,” a “strong public desire to improve society is not enough to avoid the payment to property owners who are deprived of their property.”116 “The legislative authority may not, under the guise of promoting public interest, arbitrarily interfere, and police power is not without limitations”; the government may not operate “unreasonably or arbitrarily beyond the occasion and necessity of the situation.”117

These concepts under Kentucky law generally follow the concepts in Penn Central. The outcome, thus, of any claim that interference by the Commonwealth with the value of the Bonds without compensation is unconstitutional would likely depend on factors such as the Commonwealth’s interest furthered by that interference, per the first Penn Central factor, and the extent of financial loss to the Bondholders caused by that interference, per the second Penn Central factor. Also relevant to a court’s inquiry would be the extent to which the Bondholders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment, per the third Penn Central factor.

114	Dep’t for Nat. Res. & Env’t Prot. v. Stearns Coal & Lumber Co., 563 S.W.2d 471, 473 (Ky. 1978) (citing Pennsylvania Coal Co. v. Mahon, 260 U.S. 393 (1922)).
115	Stearns Coal, 678 S.W.2d at 382; see also Com. v. R.J. Corman R.R. Co./Memphis Line, 116 S.W.3d 488, 493 (Ky. 2003).
116	Stearns Coal, 678 S.W.2d at 382.
117	Kentucky Cent. Life Ins. Co. v. Stephens, 897 S.W.2d 583, 590–91 (Ky. 1995).

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With respect to the third factor, we note that the Securitization Act expressly provides that, upon issuance of securitized bonds pursuant to the Securitization Act, a financing order issued pursuant to the Securitization Act is “irrevocable.”118 Moreover, through the State Pledge, the Commonwealth has “pledge[d] and agree[d] with [the] bondholders” not to take various Prohibited Actions, including taking or permitting “any action that impairs or would impair the value of securitized property (e.g., the Cost Recovery Property) or the security for the securitized bonds or revises the securitized costs for which recovery is authorized” or “[i]n any way impair[ing] the rights and remedies of the bondholders, assignees, and other financing parties.119 Given the foregoing, we believe that a Kentucky court very likely would find that Bondholders have reasonable investment-backed expectations in their investments in the Bonds.

In sum, based on our analysis of relevant judicial authority, it is our opinion, as set forth above and subject to the qualifications, limitations, and assumptions in this Opinion, that under the Kentucky Takings Clause, a reviewing Kentucky court of competent jurisdiction would hold that the Commonwealth is required to pay just compensation to the Bondholders if the Commonwealth’s repeal or amendment of the Securitization Act or any other action by the Commonwealth in contravention of the State Pledge constituted a Substantial Taking. As noted earlier, in determining whether there is an undue interference, a Kentucky court would consider the nature of the governmental action and weigh the public purpose served by that action against the degree to which the action interferes with the legitimate property interests and distinct investment-backed expectations of the Bondholders. There can be no assurance, however, that any such award of just compensation would be sufficient to pay the full amount of principal and interest on the Bonds.

Conclusions and Limitations on Opinions

As there is no Kentucky case law directly on point with respect the Securitization Act, this Opinion is not a guaranty that a court considering the issues will not hold contrary to this Opinion. We undertake no responsibility to advise you of any new developments in the application or interpretation of Kentucky law as the same may impact this Opinion. Furthermore, in the event any one of the factual statements, representations, warranties or assumptions upon which we have relied to issue this Opinion is incorrect, this Opinion might be adversely affected and if so adversely affected may not be relied upon.

In basing this Opinion and other matters set forth herein on “our knowledge,” the words “our knowledge” signify that, in the course of our representation of Kentucky Power in connection with the Transaction, no information has come to our attention that would give us actual knowledge or actual notice that this Opinion or other matters are not accurate or that any of the Transaction Documents and information on which we have relied are not accurate and complete or that would, under the circumstance, warrant additional investigation or verification. Except as otherwise stated herein, we have not undertaken any independent investigation or verification of such matters. The words “our knowledge” and similar language used herein are intended to be limited to the knowledge of the lawyers currently within our firm, primarily Katie Glass and Mark Overstreet, who have worked on this Transaction.

118

KRS 278.678(8) provides: “At the time of any transfer of securitized property to an assignee or the issuance of securitized bonds authorized thereby, whichever is earlier, a financing order shall be irrevocable and, except for changes made pursuant to the formula-based true-up mechanism authorized in this section, the commission shall not: (a) Amend, modify, or terminate the financing order by any subsequent action; or (b) Reduce, impair, postpone, terminate, or otherwise adjust securitized surcharges approved in the financing order.”

119	KRS 65.114(2).

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We are counsel licensed to practice law in the Commonwealth and no opinion is expressed with respect to the laws of any other jurisdiction, including federal law. This Opinion addresses only the specific three issues listed in the “Opinions” section of this Opinion under the laws of the Commonwealth of Kentucky. This Opinion does not address any federal law or any other state law issues or the consequences under the laws of any state, city or other local jurisdiction or of any foreign country. We express no opinion as to the effect of local law, including charters, ordinances, administrative opinions, and rules and regulations of cities, counties, towns, municipalities and special political subdivisions, on the Transaction.

This Opinion may not be relied upon in any manner or for any purpose by any person other than the addressees listed on Schedule A hereto nor may this Opinion be relied on by you for any purpose other than for the Transactions without our prior written consent. This Opinion may not be quoted, published, communicated or otherwise made available in whole or in part to any person (including, without limitation, any person who acquires a Bond or any interest therein from an Underwriter) other than the addressees listed on Schedule A hereto without our specific prior written consent, except that (x) each of the Underwriters may furnish copies of this Opinion (i) to any of its accountants or attorneys, (ii) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the Financial Industry Regulatory Authority, Inc.), (iii) to any other person for the purpose of substantiating an Underwriter’s due diligence defense and (iv) as otherwise required by law; provided, that none of the foregoing persons is entitled to rely hereon unless an addressee hereof, (y) a copy of this Opinion may be posted by or at the direction of Kentucky Power or the Issuer to an internet website required under Rule 17g-5 promulgated under the Securities Exchange Act of 1934, as amended, and maintained in connection with the ratings on the Bonds solely for the purpose of compliance with such rule or undertakings pursuant thereto made by Kentucky Power or the Issuer. Such permission to post a copy of this letter to such website shall not be construed to entitle any person, including any credit rating agency, who is not an addressee hereof to rely on this Opinion.

We hereby consent to the filing of this Opinion as an exhibit to the registration statement filed on Form SF-1 (Registration Nos. 333-284112 and 333-284112-01) filed by Kentucky Power and the Issuer on January 2, 2025 (as amended, the “Registration Statement”), and to all references to our firm included in or made a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the related rules and regulations of the Securities and Exchange Commission.

Very truly yours,

STITES & HARBISON PLLC

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Schedule A

U.S. Bank Trust Company, National Association, as Indenture Trustee

190 South LaSalle Street, 7th Floor

Chicago, Illinois 60603

U.S. Bank National Association, as Securities Intermediary

190 South LaSalle Street

Chicago, Illinois 60603

Moody’s Investors Service, Inc.

7 World Trade Center at

250 Greenwich Street, 24th Floor

New York, New York 10007

Standard & Poor’s Ratings Group, Inc.

55 Water Street, 40th Floor

New York, New York 10041

The following, for itself and as Representative of the

Underwriters of the Bonds:

Jefferies LLC

520 Madison Avenue

New York, New York 10022

Kentucky Power Company

1 Riverside Plaza

Columbus, Ohio 43215

Kentucky Power Cost Recovery LLC

1645 Winchester Avenue

Ashland, Kentucky 41101